Item 77Q(1)(g)

Touchstone Variable Series Trust
The following document is included as an exhibit in the Registrant's Form N-14 filed with the SEC on July 25, 2017,
(SEC Accession No. 0001398344-17-009031) and is incorporated by reference herein:

Agreement and Plan of Reorganization, with respect to the target and acquiring funds of the Sentinel Group Funds Inc.
and the Touchstone Variable Series Trust as specified below.

INFORMATION DISPLAYED IN THE FOLLOWING ORDER
Target Funds
Acquiring Funds

Sentinel Variable Products Balanced Fund
Touchstone Balanced Fund, a
series of Touchstone Variable Series Trust


Sentinel Variable Products Bond Fund
Touchstone Bond Fund, a series
of Touchstone Variable Series Trust


Sentinel Variable Products Common Stock Fund
Touchstone Common Stock Fund, a
series of Touchstone Variable Series Trust

Sentinel Variable Products Small Company Fund
Touchstone Small Company Fund,
a series of Touchstone Variable Series Trust